Exhibit 99.1

1
Pro Forma EPS Adjustments for Illustrative Purposes Only
Illustrative Full Year Impact Assuming 1/1/2010 Repayment
1
Accretion of discount on CPP preferred stock1
Interest on CPP preferred stock2
Net interest impact of new senior debt and reduced cash balance3
Incremental shares issued4
Accretion / (dilution) of earnings per share ($)
Estimated one-time charge for unamortized discount of CPP preferred stock1
$0.09
0.15
$0.05
(0.04)
(0.14)
Source: Company filings, I/B/E/S
Note: Pro forma EPS adjustments based in part on I/B/E/S consensus estimates; assumes TARP CPP repay on 1/1/2010; This information is for illustrative purposes only and does not constitute management's guidance for full-year EPS. Accordingly, we will not update such information and disclaim any obligation to do so.
1 Represents impact of regular accretion of CPP preferred stock discount and excludes the one-time charge from the acceleration of the discount upon early repayment. The unamortized discount was $138 million at 3/31/2010
2 Interest rate of 5% on $950mm of preferred stock
3 Includes additional interest expense from $250mm of new senior debt at 4.7%, after tax, and reduced interest income from cash component of CPP repayment (net of tax)
4 Assumes $335mm of stock issued at 1/1/2010 at a share price of $26.36 (approx. 12.7mm shares issued); pro forma EPS impact of fully exercised 15% over allotment option would be an additional ($0.02)
 $131 million